Filed Pursuant to Rule 433

Registration Nos. 333-173000 and 333-151922

Final Term Sheet

March 23, 2011

VERIZON COMMUNICATIONS INC.

$1,000,000,000 Floating Rate Notes due 2014

$1,500,000,000 1.95% Notes due 2014

$1,250,000,000 3.00% Notes due 2016

$1,500,000,000 4.60% Notes due 2021

$1,000,000,000 6.00% Notes due 2041

Issuer:	Verizon Communications Inc.

Title of Securities:	Floating Rate Notes due 2014 (the “Floating Rate Notes due 2014”)
1.95% Notes due 2014 (the “Notes due 2014”)
3.00% Notes due 2016 (the “Notes due 2016”)
4.60% Notes due 2021 (the “Notes due 2021”)
6.00% Notes due 2041 (the “Notes due 2041”)

Trade Date:	March 23, 2011

Settlement Date (T+3):	March 28, 2011

Maturity Date:	Floating Rate Notes due 2014: March 28, 2014
Notes due 2014: March 28, 2014
Notes due 2016: April 1, 2016
Notes due 2021: April 1, 2021
Notes due 2041: April 1, 2041

Aggregate Principal Amount
Offered:	Floating Rate Notes due 2014: $1,000,000,000
Notes due 2014: $1,500,000,000
Notes due 2016: $1,250,000,000
Notes due 2021: $1,500,000,000
Notes due 2041: $1,000,000,000

Price to Public (Issue Price):	Floating Rate Notes due 2014: 100% plus accrued interest, if any, from March 28, 2011
Notes due 2014: 99.867% plus accrued interest, if any, from March 28, 2011
Notes due 2016: 99.480% plus accrued interest, if any, from March 28, 2011
Notes due 2021: 99.145% plus accrued interest, if any, from March 28, 2011

Notes due 2041: 98.333% plus accrued interest, if any, from March 28, 2011

Gross Spread:	Floating Rate Notes due 2014: 0.250%
Notes due 2014: 0.250%
Notes due 2016: 0.350%
Notes due 2021: 0.450%
Notes due 2041: 0.750%

Price to Verizon:	Floating Rate Notes due 2014: 99.750%
Notes due 2014: 99.617%
Notes due 2016: 99.130%
Notes due 2021: 98.695%
Notes due 2041: 97.583%

Interest Rate:	Floating Rate Notes due 2014: Three-month LIBOR plus 0.610%
Notes due 2014: 1.95% per annum
Notes due 2016: 3.00% per annum
Notes due 2021: 4.60% per annum
Notes due 2041: 6.00% per annum

Interest Payment Dates:	Floating Rate Notes due 2014: Quarterly on each March 28, June 28, September 28 and December 28, beginning June 28, 2011

Notes due 2014: Semiannually on each March 28 and September 28, commencing September 28, 2011

Notes due 2016: Semiannually on each April 1 and October 1, commencing October 1, 2011

Notes due 2021: Semiannually on each April 1 and October 1, commencing October 1, 2011

Notes due 2041: Semiannually on each April 1 and October 1, commencing October 1, 2011

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of 2,000

Optional Redemption:	Floating Rate Notes due 2014: Not redeemable prior to maturity

Notes due 2014: Make-whole call at any time at the greater of 100% of the principal amount of the Notes due 2014 being redeemed or the discounted present value at Treasury Rate plus 15 basis points plus, in each case, accrued and unpaid interest

Notes due 2016: Make-whole call at any time at the greater of 100% of the principal amount of the Notes due 2016 being redeemed or the discounted present value at Treasury Rate plus 20 basis points plus, in each case, accrued and unpaid interest

Notes due 2021: Make-whole call at any time at the greater of 100% of the principal amount of the Notes due 2021 being redeemed or the discounted present value at Treasury Rate plus 25 basis points plus, in each case, accrued and unpaid interest

Notes due 2041: Make-whole call at any time at the greater of 100% of the principal amount of the Notes due 2041 being redeemed or the discounted present value at Treasury Rate plus 30 basis points plus, in each case, accrued and unpaid interest

Use of Proceeds:	The issuer will use the net proceeds from the sale of the notes for the repayment of commercial paper, the retirement of a portion of the outstanding notes issued by the issuer’s telephone operating company subsidiaries due on or before April 1, 2012 with interest rates ranging from 5.65% to 6.875% and general corporate purposes

Joint Book-Running Managers:	Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, Goldman, Sachs & Co., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc.

Allocation:

	Principal Amount of Floating Rate Notes due 2014	Principal Amount of Notes due 2014	Principal Amount of Notes due 2016	Principal Amount of Notes due 2021	Principal Amount of Notes due 2041
Citigroup Global Markets Inc.	$100,000,000	$150,000,000	$125,000,000	$150,000,000	$100,000,000

J.P. Morgan Securities LLC	100,000,000	150,000,000	125,000,000	150,000,000	100,000,000

Morgan Stanley & Co. Incorporated	100,000,000	150,000,000	125,000,000	150,000,000	100,000,000

Wells Fargo Securities, LLC	100,000,000	150,000,000	125,000,000	150,000,000	100,000,000

Goldman, Sachs & Co.	100,000,000	150,000,000	125,000,000	150,000,000	100,000,000

Barclays Capital Inc.	100,000,000	150,000,000	125,000,000	150,000,000	100,000,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	100,000,000	150,000,000	125,000,000	150,000,000	100,000,000

RBS Securities Inc.	100,000,000	150,000,000	125,000,000	150,000,000	100,000,000

Mitsubishi UFJ Securities (USA), Inc.	40,000,000	60,000,000	50,000,000	60,000,000	55,000,000

UBS Securities LLC	40,000,000	60,000,000	50,000,000	60,000,000	55,000,000

Deutsche Bank Securities Inc.	20,000,000	30,000,000	25,000,000	30,000,000	20,000,000

Mizuho Securities USA Inc.	0	0	0	0	30,000,000

RBC Capital Markets, LLC	20,000,000	30,000,000	25,000,000	30,000,000	20,000,000

Santander Investment Securities Inc.	20,000,000	30,000,000	25,000,000	30,000,000	20,000,000

Banca IMI S.p.A.	10,000,000	15,000,000	12,500,000	15,000,000	0

BNY Mellon Capital Markets, LLC	10,000,000	15,000,000	12,500,000	15,000,000	0

U.S. Bancorp Investments, Inc.	10,000,000	15,000,000	12,500,000	15,000,000	0

Guzman & Company	7,500,000	11,250,000	9,375,000	11,250,000	0

Loop Capital Markets LLC	7,500,000	11,250,000	9,375,000	11,250,000	0

Samuel A. Ramirez & Company, Inc.	7,500,000	11,250,000	9,375,000	11,250,000	0

The Williams Capital Group, L.P.	7,500,000	11,250,000	9,375,000	11,250,000	0

	$1,000,000,000	$1,500,000,000	$1,250,000,000	$1,500,000,000	$1,000,000,000

Reference Document:	Prospectus Supplement, subject to completion, dated March 23, 2011; Prospectus dated March 23, 2011.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1 (877) 858-5407, J.P. Morgan Securities LLC collect at 1 (212) 834-4533, Morgan Stanley & Co. Incorporated toll-free at 1 (866) 718-1649, Wells Fargo Securities, LLC toll-free at 1 (800) 326-5897, Goldman, Sachs & Co. toll-free at 1 (866) 471-2526, Barclays Capital Inc. toll-free at 1 (888) 603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1 (800) 294-1322 or email at dg.prospectus_request@baml.com and RBS Securities Inc. toll-free at 1 (866) 884-2071.

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